Exhibit 2

Execution version

COORDINATION AND SECURITYHOLDERS' AGREEMENT by and among Enfield Holdings Advisors, Inc. Enfield Holdings, L.P. and Each of the Persons set forth on Schedule I hereto Dated as of January 7, 2016

This COORDINATION AND SECURITYHOLDERS' AGREEMENT (as it may be amended from time to time in accordance with the terms hereof, this "Agreement"), dated as of January 7, 2016, is made by and among (a) Enfield Holdings Advisors, Inc., a Delaware corporation (the "Company"), (b) Enfield Holdings, L.P., a Delaware limited partnership (the "Partnership"), (c) each of the Persons listed on Schedule I hereto and (d) each other Person that subsequently becomes a party hereto pursuant to the terms hereof.  Capitalized terms used and not defined herein shall have the meanings set forth in Section 1.1.
RECITALS
WHEREAS, the Company is the sole general partner of the Partnership, and the Investors are limited partners in the Partnership and shareholders in the Company;
WHEREAS, on December 6, 2015, the Partnership entered into that certain Convertible Preferred Unit Purchase Agreement (the "Purchase Agreement") with EnLink Midstream Partners, LP, a Delaware limited partnership ("ENLK"), pursuant to which the Partnership agreed to purchase from ENLK, and ENLK agreed to issue to the Partnership, Series B Preferred Units; and
WHEREAS, the parties hereto desire to set forth their agreements regarding certain matters with respect to their investments in the Company and the Partnership, including certain matters with respect to the governance of the Company and the Partnership, as well as the coordination of certain sales of Securities following the Closing.
NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I.
 DEFINITIONS.
Section 1.1.                          Definitions.  As used in this Agreement, the following terms shall have the following meanings:
            "Additional Demand Right" shall have the meaning set forth in Section 6.2(a)(iii).
            "Additional Series B Preferred Units" means any Series B Preferred Units or similar equity interests purchased by the Partnership pursuant to Section 5.06 of the Purchase Agreement, including any Series B PIK Preferred Units issued in kind as a distribution on any such Series B Preferred Units or similar equity interests.
            "Affiliate" means, with respect to any specified Person, any Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person; provided, however, that (a) the Company and each of its subsidiaries shall be deemed not to be Affiliates of any Investor, (b) none of the TPG Investors shall be deemed to be Affiliates of any of the GS Investors and (c) none of the GS Investors shall be deemed to be Affiliates of any TPG Investors.  As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
            "Agreement" shall have the meaning set forth in the preamble.
            "Amended Bylaws" means the amended and restated bylaws of the Company, in the form attached hereto as Exhibit A.
            "Amended Charter" means the amended and restated certificate of incorporation of the Company, in the form attached hereto as Exhibit B.
            "Board of Directors" means the board of directors of the Company, as duly constituted in accordance with this Agreement.
            "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.
            "Call Notice" shall have the meaning set forth in Section 7.5.
            "Call Right" shall have the meaning set forth in Section 7.5.
            "Class A Units" means  the "Class A Units" as defined in the Partnership Agreement.
            "Closing" shall have the meaning set forth in Section 2.1.
            "Closing Date" means the date on which the Closing occurs.
            "Common Stock" means the Common Stock, par value $0.01 per share, of the Company, any securities into which such Common Stock shall have been changed or any securities resulting from any reclassification or recapitalization of such Common Stock.
            "Company" shall have the meaning set forth in the preamble.
            "Deadlock" shall have the meaning set forth in Section 8.1.
            "Designated Directors" shall have the meaning set forth in Section 4.1.
            "Director" means a member of the Board of Directors.
            "Disposing Investor" shall have the meaning set forth in Section 7.3(a).
            "Dispute" shall have the meaning set forth in Section 8.1.
             "ENLK" shall have the meaning set forth in the recitals.
            "ENLK Common Units" means the "Common Units" as defined in the ENLK Partnership Agreement.
            "ENLK Partnership Agreement" means the Eighth Amended and Restated Agreement of Limited Partnership of EnLink Midstream Partners, LP, dated as of January 7, 2016, as it may be amended or supplemented from time to time.
            "ENLK Units" means the Series B Preferred Units and any ENLK Common Units into which such Series B Preferred Units have converted pursuant to the ENLK Partnership Agreement; provided, however, that ENLK Units shall not include any Additional Series B Preferred Units or any ENLK Common Units into which such Additional Series B Preferred Units have converted unless such Additional Series B Preferred Units were purchased from ENLK by the Partnership.
            "GS Investors" means WSEP Egypt Holdings, LP, a Delaware limited partnership, WSIP Egypt Holdings, LP, a Delaware limited partnership, and each of their Permitted Transferees, collectively, and "GS Investor" means any of them, individually.
            "GS Designee" shall have the meaning set forth in Section 4.1.
            "Initial Demand Right" shall have the meaning set forth in  Section 6.2(a)(i).
            "Initial Registration Statement" shall have the meaning set forth in Section 6.2(a)(i).
            "Investors" means the GS Investors and the TPG Investors, collectively, and "Investor" means either the GS Investors, taken together, or the TPG Investors, taken together.
            "Minimum Ownership Percentage" means ownership of at least 10% of the issued and outstanding Partnership Securities (or such lower threshold as may be mutually agreed by the Investors).
            "Non-Pro Rata Disposition" shall have the meaning set forth in Section 6.3(b).
            "Notifying Investor" shall have the meaning set forth in Section 6.2(b).
            "Partnership" shall have the meaning set forth in the preamble.
            "Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of Enfield Holdings, L.P., dated as of January 7, 2016, as may be amended or supplemented from time to time.
            "Partnership Securities" means securities representing limited partner interests in the Partnership, including the Class A Units.
            "Permitted Transferee" means, with respect to any Investor, any Affiliate of such Investor, so long as such transferee remains an Affiliate of such Investor following the applicable Transfer.
            "Person" shall mean any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.
            "Piggyback Notice" shall have the meaning set forth in Section 6.2(b).
            "Proposed Purchaser" shall have the meaning set forth in Section 7.3(b).
            "Purchase Agreement" shall have the meaning set forth in the recitals.
            "Purchase Notice" shall have the meaning set forth in Section 5.1(a).
            "Purchase Offer" shall have the meaning set forth in Section 7.3(b).
            "Registrable Securities" shall have the meaning given to such term in the Registration Rights Agreement.
            "Registration Rights Agreement" means that certain Registration Rights Agreement, dated as of the Closing Date, by and between ENLK and the Partnership.
            "Requesting Investor" shall have the meaning set forth in Section 5.1(a).
            "ROFO Election Period" shall have the meaning set forth in Section 7.4(a)(ii).
            "ROFO Notice" shall have the meaning set forth in Section 7.4(a)(i).
            "ROFO Offeree" shall have the meaning set forth in Section 7.4(a).
            "ROFO Securities" shall have the meaning set forth in Section 7.4(a).
            "ROFR Transferee" shall have the meaning set forth in Section 7.4(a).
            "Rule 144 Transfer" means any Transfer conducted in accordance with Rule 144 of the Securities Act.
            "Securities" means any Common Stock, Partnership Securities or ENLK Units owned by an Investor.
            "Securities Act" means the Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.
            "Selling Holder" shall have the meaning given to such term in the Registration Rights Agreement.
            "Series B Conversion Date" shall have the meaning given to such term in the ENLK Partnership Agreement.
            "Series B Conversion Units" shall have the meaning given to such term in the ENLK Partnership Agreement.
            "Series B PIK Preferred Units" shall have the meaning given to such term in the ENLK Partnership Agreement.
            "Series B Preferred Units" means the Series B Cumulative Convertible Preferred Units of ENLK, including any Series B PIK Preferred Units issued in kind pursuant to the ENLK Partnership Agreement.
            "Syndication Parties" shall have the meaning set forth in Section 5.1.
            "Tag-Along Investor" shall have the meaning set forth in Section 7.3(a).
            "Tag-Along Securities" shall have the meaning set forth in Section 7.3(a).
            "TPG Designee" shall have the meaning set forth in Section 4.1.
            "TPG Investors" means TPG VII Egypt Holdings, L.P., a Delaware limited partnership, TPG Advisors VII, Inc., a Delaware corporation, and each of their Permitted Transferees, collectively, and "TPG Investor" means any of them, individually.
            "Tracking Event" shall have the meaning set forth in Section 6.3(a).
            "Transfer" shall mean any sale, pledge, assignment, gift, encumbrance or other transfer or disposition to any other Person, whether directly, indirectly, voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise; provided, however, that any pledge or hypothecation of any Securities or any interest therein, or any other securities or equity interests by any Investor as collateral in a bona fide financing transaction shall not constitute a Transfer for any purpose of this Agreement or otherwise.
            "Transfer Consideration" shall have the meaning set forth in Section 7.4(a)(ii).
            "Transferring Holder" shall have the meaning set forth in Section 7.4(a).
            "Underwritten Offering" shall have the meaning given to such term in the Registration Rights Agreement.
            "Underwritten Offering Right" shall have the meaning set forth in Section 6.2(c)(i).
Section 1.2.                          Other Interpretive Provisions.
(a)            The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)            The words "hereof", "herein", "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection and section references are to this Agreement unless otherwise specified.
(c)            The term "including" is not limiting and means "including without limitation."
(d)            The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.
(e)            Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.
ARTICLE II.
 EFFECTIVENESS.
Section 2.1.                          Effectiveness.  This Agreement shall become effective upon the closing of the transactions contemplated by the Purchase Agreement (the "Closing").
ARTICLE III.
 REPRESENTATIONS AND WARRANTIES.
Each of the parties to this Agreement hereby represents and warrants to each other party to this Agreement that, as of the Closing Date:
Section 3.1.                          Existence; Authority; Enforceability.  Such party has the power and authority to enter into this Agreement and to carry out its obligations hereunder.  Such party is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary action on its part, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby.  This Agreement has been duly executed by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.
Section 3.2.                          Absence of Conflicts.  The execution and delivery by such party of this Agreement and the performance of its obligations hereunder does not and will not (a) conflict with, or result in the breach of any provision of, the constitutive documents of such party; (b) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which such party is a party or by which such party's assets or operations are bound or affected; or (c) violate any law applicable to such party.
Section 3.3.                          Consents.  Other than any consents which have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such party in connection with (a) the execution, delivery or performance of this Agreement or (b) the consummation of any of the transactions contemplated herein.
ARTICLE IV.
 GOVERNANCE OF THE COMPANY
Section 4.1.                          Board of Directors.  For so long as each Investor (together with its Affiliates) continues to hold a Minimum Ownership Percentage, the Board of Directors shall be comprised of two Directors, one of whom shall be designated by the TPG Investors (the "TPG Designee") and one of whom shall be designated by the GS Investors (the "GS Designee" and, together with the TPG Designee, the "Designated Directors"). If any Investor and its Affiliates cease to collectively hold a Minimum Ownership Percentage, the size and composition of the Board of Directors shall be determined by the Investors that, together with their respective Affiliates, continue to hold a Minimum Ownership Percentage.  Each Investor agrees to cast all votes to which such Investor is entitled in respect of its Common Stock, whether at any annual or special meeting, by written consent or otherwise, so as to cause to be elected to the Board of Directors those individuals designated in accordance with this Article IV, to ensure that the size of the Board of Directors shall be set and remain at the number contemplated by Section 4.1 and to otherwise effect the intent of this Article IV.
Section 4.2.                          Removal of Designated Directors; Vacancies.
(a)            Each Investor shall have the exclusive right to seek the removal of any of its respective Designated Directors at any time, with or without cause, and the Company and the Investors shall take all necessary action to promptly cause the removal of any that Designated Director after receipt of notice from the Investor seeking removal of that Designated Director.  Each Investor shall have the exclusive right to designate a replacement Director for election to the Board of Directors to fill a vacancy created by reason of death, removal or resignation of any of its Designated Directors, and the Company and the Investors shall take all necessary action to cause any such vacancy to be filled by such replacement Director as promptly as reasonably practicable.
(b)            Notwithstanding anything in this Article IV to the contrary, to the extent any Investor and its Affiliates fail to hold a Minimum Ownership Percentage, such Investor shall no longer be entitled to designate any Designated Directors pursuant to Section 4.1, and the Company and the Investors may take all necessary action to remove such Investor's Designated Directors as Directors and reduce the size of the Board of Directors accordingly.
Section 4.3.                          Quorum.  For so long as any Investor is entitled to designate Directors pursuant to Section 4.1, at every meeting of the Board of Directors or any committee thereof, a quorum shall require the attendance of the TPG Designee and the GS Designee, whether in person, telephonically or in any other manner permitted by applicable law; provided, however, that to the extent permitted under applicable law, if any Director is absent or wishes to recuse himself or herself for any reason, such Director may appoint an alternate Director or give a proxy to another Director or an alternate Director of his or her choosing.  In addition to obtaining the approval of the Board of Directors by written resolution signed by a majority of the Directors, decisions of the Board of Directors or a committee thereof shall require the approval of a majority of the Directors present at the meeting at which such decision is made.  The chairman of the Board of Directors, if any, shall be elected by the Board of Directors.
Section 4.4.                          Voting.  For purposes of any actions taken by or determinations of the Board of Directors or any committees thereof, each Director shall have one (1) vote.  Unless otherwise specified in this Agreement or in the Amended Charter or Amended Bylaws, the affirmative vote of a majority of the Board of Directors shall be required to approve any action or resolution.
Section 4.5.                          Expenses.  The Company shall reimburse the Directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors and any committees thereof, including without limitation travel, lodging and meal expenses.
Section 4.6.                          Governing Documents.  On the Closing Date, the Investors shall take all necessary action required to amend and restate the existing bylaws and certificate of incorporation of the Company to be in the form of the Amended Bylaws and Amended Charter, respectively. For so long as any Investor and its Affiliates collectively own any Common Stock, the Investors shall not, directly or indirectly, amend or modify the Amended Bylaws or Amended Charter without the prior written consent of such Investor, other than an amendment or modification that is ministerial or administrative in nature and does not otherwise materially and adversely affect such Investor.
ARTICLE V.
 PURCHASE OF ADDITIONAL SERIES B PREFERRED UNITS
Section 5.1.                          Purchase of Additional Series B Preferred Units.
(a)            No later than five Business Days following the Partnership's receipt of written notice (the "Purchase Notice") from ENLK or any Investor requesting that the Partnership purchase Additional Series B Preferred Units pursuant to Section 5.06 of the Purchase Agreement, the Company and the Investors shall take all necessary action to cause the Board of Directors to hold a special meeting to determine whether the Partnership will engage in negotiations with ENLK to purchase such Additional Series B Preferred Units.
(b)            If the Board of Directors approves the purchase of Additional Series B Preferred Units by the Partnership, the Investors and the Company shall cooperate in good faith to structure such purchase (including, if applicable, creating a new class of equity security in the Partnership and adjusting the Investors' respective capital accounts in the Partnership if the Investors' funding of such purchase by the Partnership is not in proportion to their then-current ownership of Partnership Securities).  Additionally, each Investor shall have the right to syndicate its respective proportionate share of the funding of any such purchase to passive investors in any investments, funds, vehicles or accounts that are managed, sponsored, advised or controlled by (or under common control with) such Investor or any of its Affiliates ("Syndication Parties"), and the Investors shall cooperate in good faith to amend the Partnership Agreement as reasonably necessary to give effect to such syndication, including treating such passive investors as GS Investors or TPG Investors, as applicable.
(c)            If the Board of Directors does not approve the purchase of Additional Series B Preferred Units by the Partnership, then upon the request of any Investor (the "Requesting Investor") the Company, the Partnership and each other Investor shall (A) cooperate in good faith to facilitate the purchase from ENLK of Additional Series B Preferred Units by the Requesting Investor (and, if applicable, such Investor's Syndication Parties) and (B) negotiate and enter into (and, if applicable, cause its Syndication Parties to enter into) coordination arrangements on substantially similar terms to this Agreement between the Partnership and such Requesting Investor (and, if applicable, its Syndication Parties) relating to Transfers of such Additional Series B Preferred Units (and any ENLK Common Units into which such Additional Series B Preferred Units may be converted from time to time) and ENLK Units held by the Partnership; provided, however, that (i) the Partnership shall not be obligated to incur any liability or expense in connection with facilitating such purchase (other than any expense that is promptly reimbursed by the Requesting Investor) and (ii) no Investor shall be under any obligation to vote any Series B Preferred Units held by it (or to cause its respective Designated Directors to approve the Partnership's voting of any Series B Preferred Units held by it) in favor of the issuance by ENLK of Additional Series B Preferred Units pursuant to Section 5.10(b)(vi) of the ENLK Partnership Agreement.
ARTICLE VI.
 APPROVAL RIGHTS
Section 6.1.                          Required Approvals.
(a)            Except for any matters in the Partnership Agreement or this Agreement that expressly provide for any other approval, or as may be otherwise delegated by the Board of Directors, for so long as both the GS Investors and TPG Investors are entitled to designate Directors pursuant to Section 4.1, all actions to be taken by the Company (in its individual capacity and in its capacity as the general partner of the Partnership) shall require the approval of the Board of Directors, including the GS Designee and the TPG Designee.
(b)            In addition to any approvals of the Board of Directors required by Section 6.1(a), for so long as the Partnership owns any ENLK Units, the Company shall not, in its capacity as the general partner of the Partnership, take, or cause the Partnership to take, any of the following actions relating to such ENLK Units without first obtaining the approval of the Investors:

(i)	make or settle any claim for indemnification under Article VI of the Purchase Agreement, or select counsel with respect to any such claim;

(ii)	assign any of its rights and obligations under the Purchase Agreement to any other Person;

(iii)	amend or waive any provision of the Purchase Agreement;

(iv)	vote any ENLK Units on any matter under Sections 5.10(b), 11.2, 12.1(b), 12.2, 12.3, 13.2 or 14.3 of the ENLK Partnership Agreement;

(v)
agree to waive liquidated damages under Section 2.1(c) of the Registration Rights Agreement with respect to any Registration Statement (as defined in the Registration Rights Agreement) in which such Investor elects or has elected to be named as a selling unitholder;

(vi)	make any claim for indemnification under Section 2.8 of the Registration Rights Agreement;

(vii)	consent to ENLK's granting registration rights that are senior to the rights granted to the Holders (as defined in the Registration Rights Agreement) under the Registration Rights Agreement;

(viii)	consent to any assignment of the Registration Rights Agreement (other than with respect to any Transfer of registration rights in accordance with the terms of that agreement); or

(ix)	amend or waive any provision of the Registration Rights Agreement.

provided, however, that no such approval of any Investor shall be necessary for (x) any matter under Section 6.1(a) (other than Sections 6.1(a)(iv) and 6.1(a)(vi)) if such Investor no longer holds any ENLK Units, (y) any matter under Section 6.1(a)(iv) if such Investor and its Affiliates no longer collectively hold at least 10% of the ENLK Units to which such Investor and its Affiliates were entitled as of the Closing and (z) any claim for indemnification under Section 6.1(a)(vi) unless such claim relates to a period during which such Investor owned Registrable Securities.
(c)            In addition to and not in limitation of Section 6.1(a) and 6.1(b), each Investor agrees that, with respect to any ENLK Units owned or hereinafter acquired by such Investor, such Investor will not take any of the actions set forth in Section 6.1(b) without first obtaining the approval of the other Investors (excluding any Affiliate of such Investor).
Section 6.2.                          Registration Rights Agreement.
(a)            Demand Registration.
(i)      For so long as the Partnership owns any Registrable Securities and is otherwise entitled to exercise its right ("Initial Demand Right") to request that ENLK prepare and file an initial registration statement (the "Initial Registration Statement") under the Securities Act pursuant to Section 2.1(a) of the Registration Rights Agreement, either the TPG Investors, on the one hand, or the GS Investors, on the other hand, upon delivery of a written notice to the Partnership and the other Investor, may request that the Partnership exercise its Initial Demand Right and the Partnership, no earlier than three Business Days following receipt of such request, will exercise its Initial Demand Right in accordance with the Registration Rights Agreement; provided, however, that notwithstanding anything in this Section 6.2(a) or in the Registration Rights Agreement to the contrary, no Investor shall have the right to request that the Partnership exercise its Initial Demand Right after the date on which such Investor and its Affiliates no longer collectively own more than 50% of the Class A Units that such Investor and its Affiliates owned as of the Closing.

(ii)      If the Partnership has not exercised its Initial Demand Right, either the TPG Investors, on the one hand, or the GS Investors, on the other hand, to the extent such Investors directly own Registrable Securities and following prior consultation with the other Investors, may exercise any respective rights they may have to request that ENLK prepare and file an Initial Registration Statement pursuant to Section 2.1(a) of the Registration Rights Agreement; provided, however, that notwithstanding anything in this Section 6.2(a) or in the Registration Rights Agreement to the contrary, no Investor shall have the right to request that ENLK file an Initial Registration Statement after the date on which such Investor and its Affiliates no longer collectively own more than 50% of the Registrable Securities to which such Investor was entitled as of the Closing.

(iii)      Following the filing of the Initial Registration Statement, for so long as the Partnership owns any Registrable Securities and is otherwise entitled to exercise its right to request the filing of additional Registration Statements under Section 2.1(a) of the Registration Rights Agreement (each, an "Additional Demand Right"), either the TPG Investors, on the one hand, or the GS Investors, on the other hand, upon delivery of a written notice to the Partnership and the other Investor, may request that the Partnership exercise an Additional Demand Right and the Partnership, no earlier than three Business Days following receipt of such request, will exercise such Additional Demand Right in accordance with the Registration Rights Agreement; provided, however, that without the prior written consent of the other Investors, neither the TPG Investors, on the one hand, nor the GS Investors, on the other hand, shall have any right to request the filing of a number of additional Registration Statements pursuant to this Section 6.2(a)(iii) and Section 6.2(a)(iv) that is greater than such Investors' proportionate share (based on such Investors' then-current relative ownership of the Registrable Securities owned by all Investors) of the total number of Registration Statements that are permitted under Section 2.1(a) of the Registration Rights Agreement, rounded to the nearest whole number.

(iv)      Following the filing of the Initial Registration Statement, if any of the TPG Investors, on the one hand, or the GS Investors, on the other hand, directly owns any Registrable Securities, such Investor may exercise any rights it may have to request the filing of additional Registration Statements under Section 2.1(a) of the Registration Rights Agreement; provided, however, that such Investor provides written notice to the other Investor at least five Business Days prior to making any such request; provided further, that without the prior written consent of the other Investors, neither the TPG Investors, on the one hand, nor the GS Investors, on the other hand, shall have any right to request the filing of a number of additional Registration Statements pursuant to Section 6.2(a)(iii) and this Section 6.2(a)(iv) that is greater than such Investors' proportionate share (based on such Investors' then-current relative ownership of the Registrable Securities owned by all Investors) of the total number of Registration Statements that are permitted under Section 2.1(a) of the Registration Rights Agreement, rounded to the nearest whole number.

(b)            Piggyback Registration.
(i) For so long as the Partnership owns any Registrable Securities and is otherwise entitled to exercise its rights with respect to participating in (or withdrawing from) a "Piggyback Registration" pursuant to Section 2.2(a) of the Registration Rights Agreement, either the TPG Investors, on the one hand, or the GS Investors, on the other hand, upon delivery of a written notice to the Partnership and the other Investor, may request that the Partnership exercise such rights no earlier than one Business Day following receipt of such request.

(ii)  If any of the TPG Investors, on the one hand, or the GS Investors, on the other hand, directly own any Registrable Securities, subject to Section 7.3, such Investor may exercise any rights it may have with respect to participating in (or withdrawing from) a "Piggyback Registration" pursuant to Section 2.2(a) of the Registration Rights Agreement, provided that the Investors will cooperate in good faith to facilitate the sale of Registrable Securities by such Investor, including with respect to any sales in which the TPG Investors and GS Investors both elect to participate in other than on a pro rata basis.  Prior to any such exercise, such Investor (the "Notifying Investor") shall provide the other Investors with at least one Business Day's prior notice (a "Piggyback Notice") of the Notifying Investor's intention to include Registrable Securities in any offering pursuant to Section 2.2(a) of the Registration Rights Agreement.  Each Piggyback Notice shall specify the earliest time at which the Notifying Investor intends to include Registrable Securities in any such offering pursuant to Section 2.2(a) of the Registration Rights Agreement, as well as the aggregate number of Registrable Securities to be included by such Notifying Investor in such offering.

(c)            Underwritten Offerings.
(i) For so long as the Partnership owns any Registrable Securities and is otherwise entitled to exercise its right to dispose of Registrable Securities in an Underwritten Offering pursuant to Section 2.3(a) of the Registration Rights Agreement (each, an "Underwritten Offering Right"), either the TPG Investors, on the one hand, or the GS Investors, on the other hand, upon delivery of a written notice to the Partnership and the other Investor, may request that the Partnership exercise an Underwritten Offering Right and the Partnership, no earlier than one Business Day following receipt of such request, will exercise an Underwritten Offering Right in accordance with the Registration Rights Agreement; provided, however, that without the prior written consent of the other Investors, neither the TPG Investors, on the one hand, nor the GS Investors, on the other hand, shall have any right to request the Partnership dispose of Registrable Securities in a number of Underwritten Offerings pursuant to this Section 6.2(c)(i) and Section 6.2(c)(ii) that is greater than such Investors' proportionate share (based on such Investors' then-current relative ownership of the Registrable Securities owned by all Investors) of the total number of Underwritten Offerings permitted under Section 2.3(a) of the Registration Rights Agreement, rounded to the nearest whole number.

(ii) If any of the TPG Investors, on the one hand, or the GS Investors, on the other hand, directly own any Registrable Securities, subject to Section 7.3, such Investor may exercise any rights it may have as a Selling Holder to dispose of Registrable Securities in an Underwritten Offering under Section 2.3(a) of the Registration Rights Agreement; provided, however, that such Investor provides written notice to the other Investor at least one Business Day prior to making any such request; provided, further, that without the prior written consent of the other Investors, neither the TPG Investors, on the one hand, nor the GS Investors, on the other hand, shall have any right to dispose of Registrable Securities in a number of Underwritten Offerings pursuant to Section 6.2(c)(i) and this Section 6.2(c)(ii) that is greater than such Investors' proportionate share (based on such Investors' then-current relative ownership of the Registrable Securities owned by all Investors) of the total number of Underwritten Offerings permitted under Section 2.3(a) of the Registration Rights Agreement, rounded to the nearest whole number.

(d)            Sale Procedures.  Each Investor shall have the right, for so long as the Partnership owns Registrable Securities and such Investor owns Class A Units, upon delivery of a written notice to the Partnership and the other Investor, to request that the Partnership exercise its rights under Section 2.4(o) of the Registration Rights Agreement to request ENLK include in a prospectus supplement or post-effective amendment such information relating to such Investor as is included in such written notice, and the Partnership will make such request promptly following its receipt of such notice.  For the avoidance of doubt, in addition to and not in limitation of the foregoing, if any Investor directly owns any Registrable Securities, such Investor shall be entitled to exercise any rights it may have as a Selling Holder under Section 2.4(o) of the Registration Rights Agreement.
(e)            Cooperation.  The Investors agree to use their commercially reasonable best efforts to cooperate with each other with respect to all actions that the Investors are entitled to take in their capacity as a "Holder" under the Registration Rights Agreement, including, but not limited to, actions that may be taken under Sections 2.6, 2.8 and 2.9 of the Registration Rights Agreement. Additionally, in the event the Partnership or any Investor exercises any of its rights under this Section 6.2 with respect to the inclusion of Registrable Securities in a Registration Statement, Piggyback Registration or Underwritten Offering, as applicable, the Investors shall cooperate with each other to include in such Registration Statement, Piggyback Registration or Underwritten Offering, as applicable, such number of Registrable Securities as is reasonably requested by the participating Investors in light of (i) the size of the applicable offering and (ii) each applicable Investor's then-current relative ownership of Registrable Securities as compared to the total Registrable Securities owned by all participating Investors.
Section 6.3.                          Tracking Events; Sales of Series B Conversion Units by the Partnership.
(a)            Prior to the occurrence of each applicable Series B Conversion Date, the Investors agree to use their commercially reasonable best efforts to cooperate with each other, and to cause the Partnership to take all action reasonably necessary, to cause an equivalent number of Class A Units to track the Series B Conversion Units issuable upon conversion of the Series B Preferred Units on such Series B Conversion Date (each, a "Tracking Event"); provided, however, that no Investor shall be required to take any such action that such Investor determines is reasonably likely to adversely affect such Investor in a manner disproportionate to any other Investor; provided further, that to the extent that the Partnership elects to convert any Series B Preferred Units into Series B Conversion Units pursuant to the ENLK Partnership Agreement, such Series B Conversion Units shall be allocated among the Investors under Section 3.7 of the Partnership Agreement in accordance with their respective then-current Percentage Equity Interests (as defined in the Partnership Agreement).
(b)            Following the occurrence of the initial Tracking Event, either the TPG Investors, on the one hand, or the GS Investors, on the other hand, upon delivery of written notice to the Partnership and the other Investors, may request that the Partnership sell any or all of the Series B Conversion Units held by the Partnership that are tracked by the Class A Units then held by such requesting Investor (each, a "Non-Pro Rata Disposition"). In the event any Investor requests a Non-Pro Rata Disposition, the Investors and the Partnership will cooperate in good faith to effect such Non-Pro Rata Disposition, including taking all necessary action to cause the Partnership to sell such Series B Conversion Units and distribute the proceeds to the requesting Investor in redemption of an equivalent number of the requesting Investor's Class A Units tracking such Series B Conversion Units as provided for in the Partnership Agreement.
ARTICLE VII.
 RESTRICTIONS ON TRANSFER
Section 7.1.                          Restrictions on Transfer.  Each Investor agrees that such Investor will not, without the prior written consent of the other Investors, Transfer all or any portion of the Securities now owned or hereinafter acquired by such Investor except in connection with, and strictly in compliance with, the terms and conditions of this Article VII.
Section 7.2.                          Permitted Transfers.  Notwithstanding anything in this Agreement to the contrary, the provisions of Sections 7.3 and 7.4 shall not apply to any Transfer of Securities by an Investor to one or more of its Permitted Transferees.  Notwithstanding the foregoing, no party hereto shall avoid the provisions of this Agreement by (a) making one or more Transfers to one or more Permitted Transferees and then disposing of all or any portion of such party's interest in any such Permitted Transferee or (b) Transferring the securities of any entity holding Securities directly or indirectly.
Section 7.3.                          Tag-Along Rights.
(a)            Subject to prior compliance with Section 7.4, if and to the extent applicable, if any Investor proposes to Transfer (each, a "Disposing Investor") any Securities (the "Tag-Along Securities") to a Person other than a Permitted Transferee or pursuant to Section 7.5, such Disposing Investor shall refrain from effecting such Transfer unless, prior to the consummation thereof, the other Investors (the "Tag-Along Investors") shall have been afforded the opportunity to join in such Transfer as provided in this Section 7.3.
(b)            Prior to the consummation of any proposed Transfer of Tag-Along Securities, the Disposing Stockholder shall cause the Person or group of Persons that proposes to acquire such Securities (the "Proposed Purchaser") to offer (the "Purchase Offer") in writing to purchase from the other Investors a number of Securities of the same class as the Tag-Along Securities such that the number of Securities so offered to be purchased from such Investor shall be equal to the product of (i) the total number of the applicable Securities of such class then owned by such Investor multiplied by (ii) a fraction, the numerator of which is the aggregate number of Securities of such class  proposed to be purchased by the Proposed Purchaser from all Investors and the denominator of which is the aggregate number of Securities of such class then held by all Investors (for these purposes, all securities and other rights convertible into or exchangeable or exercisable for such Securities shall be deemed to have been so converted, exchanged, or exercised).  Such purchase shall be made at the same price per Security and on such other terms and conditions as the Proposed Purchaser has offered to purchase the Tag-Along Securities to be sold by the Disposing Investor.  Each Tag-Along Investor shall have five Business Days from the date of receipt of the Purchase Offer to accept such Purchase Offer (and, for the avoidance of doubt, each Tag-Along Investor shall be entitled to sell any number of Securities up to the number specified in the Purchase Offer), and the closing of such purchase shall occur simultaneously with the purchase of the Tag-Along Securities from the Disposing Investor.  Unless the Proposed Purchaser agrees to purchase 100% of the Securities of such class offered to be sold by the Disposing Investor and the Tag-Along Investors, the number of such Securities to be sold to the Proposed Purchaser by the Disposing Investor shall be reduced by the aggregate number of such Securities purchased by the Proposed Purchaser from the Tag-Along Investors pursuant to the provisions of this Section 7.3(b).
(c)            Any Transfer of Securities by a Tag-Along Investor to the Proposed Purchaser pursuant to this Section 7.3 shall be on the same terms and conditions (including price, time of payment and form of consideration) as the Transfer of the Tag-Along Securities by the Disposing Investor to the Proposed Purchaser, provided that, in order to be entitled to exercise its tag along right pursuant to this Section 7.3, each Tag-Along Investor must agree to make to the Proposed Purchaser the same representations, warranties, covenants, indemnities and agreements as those made by the Disposing Investor in connection with the relevant transaction and agree to the same conditions to the relevant transaction as will be agreed by the Disposing Investor, provided, however, that any indemnity provided by a Disposing Investor shall be limited to the proceeds actually received by such Disposing Investor in such transaction.
(d)            The Investors agree that this Section 7.3 shall apply to any Rule 144 Transfers proposed to be undertaken by any Investor, and the Investors agree to cooperate in good faith to facilitate any such Rule 144 Transfers subject to, and in accordance with, the limitations of Section 144(e) of the Securities Act.
(e)            The obligation to comply with the provisions of this Section 7.3 as a Disposing Investor shall not apply to any proposed Transfer of ENLK Units by an Investor if either (i) the TPG Investors (in their capacity as a Disposing Investor and not as a Tag-Along Investor) in the aggregate do not hold at least 10% of the ENLK Units to which the TPG Investors were entitled as of the Closing or (ii) the GS Investors (in their capacity as a Disposing Investor and not as a Tag-Along Investor) in the aggregate do not hold at least 10% of the ENLK Units to which the GS Investors were entitled as of the Closing.
(f)            The requirements of this Section 7.3 shall not apply to (i) any Transfer of Securities by an Investor to one or more of its Permitted Transferees, (ii) any Transfer of Securities pursuant to Section 6.2 or the Registration Rights Agreement, and (iii) any Transfers of Securities to address a Regulatory Concern (as defined in the Purchase Agreement).
Section 7.4.                          Right of First Offer.
(a)            If any Investor (the "Transferring Holder") desires to Transfer (including indirectly by any of their direct or indirect equityholders) any Partnership Securities or shares of Common Stock, or any Series B Preferred Units (i) to address a Regulatory Concern (as defined in the Purchase Agreement), or (ii) pursuant to a Transfer approved by ENLK, in each of (i) and (ii), pursuant to Section 5.05 of the Purchase Agreement (as applicable, the "ROFO Securities"), to a Person that is not a Permitted Transferee of such Transferring Holder (other than pursuant to Section 7.5), then each non-transferring Investor (each, a "ROFO Offeree") shall have a right of first offer over such ROFO Securities, which shall be exercised in the following manner:
(i)                      The Transferring Holder shall provide the ROFO Offeree with written notice (a "ROFO Notice") of its desire to Transfer the ROFO Securities.  The ROFO Notice shall set forth the number and type of ROFO Securities the Transferring Holder wishes to Transfer, the form of consideration to be received in respect thereof and any other terms and conditions material to the sale.

(ii)                      The ROFO Offeree shall have a period of up to 15 Business Days following receipt of the ROFO Notice (the "ROFO Election Period") to give the Transferring Holder a binding written offer (the "ROFO Offer") to purchase (or, at the option of the ROFO Offeree, to cause one or more of its Affiliates to purchase) all but not less than all of the ROFO Securities described in the ROFO Notice on the terms and subject to the conditions set specified in the ROFO Notice.  The ROFO Offer shall include the price per ROFO Security, including the form of consideration in respect thereof (the "Transfer Consideration") and shall remain open and binding for 15 Business Days or such greater period of time as may be specified in the ROFO Offer.

(iii)                          If any ROFO Offeree makes a ROFO Offer within the ROFO Election Period and the Transferring Holder accepts such ROFO Offer during the period described in Section 7.4(a)(ii) above, such purchase shall be consummated on the later of (A) a mutually agreed Business Day within 15 days of the date on which the Transferring Holder notifies such ROFO Offeree of such acceptance, and (B) the fifth Business Day following the expiration or termination of all applicable periods under the requirements of the HSR Act or applicable foreign antitrust laws or satisfaction of other applicable legal requirements.

(iv)                          If no ROFO Offeree makes a ROFO Offer within the ROFO Election Period, or if the Transferring Holder does not accept the ROFO Offer, the Transferring Holder may Transfer all of the ROFO Securities specified in the ROFO Notice at any time within 120 days following the delivery of the ROFO Offer, or if no ROFO Offer was delivered, within 150 days of the delivery of the ROFO Notice (subject to extension as necessary to comply with the requirements of the HSR Act or applicable foreign antitrust laws or other applicable legal requirements) (A) at a price that is not less than 103% of the purchase price specified in the ROFO Offer and on economic terms and conditions that, taken as a whole, are not more favorable to the purchaser than those specified in the ROFO Offer (it being understood and agreed that the purchase price per ROFO Security shall be determined without regard to any agreed upon survival of representations or warranties, covenants, escrows or holdbacks or indemnification obligations that the Transferring Holder may agree to), or (B) if no ROFO Offer was delivered, at a price determined by the Transferring Holder, and on such other terms and conditions that are not more favorable to the purchaser than those specified in the ROFO Notice.  Following the expiration of any time periods set forth in this Section 7.4(a)(iv), the Transferring Holder may not Transfer any such ROFO Securities without first following the procedures set forth in this Section 7.4.
(b)            The receipt of Transfer Consideration by any Transferring Holder selling ROFO Securities pursuant to this Section 7.4 shall be deemed a representation and warranty by such Transferring Holder that: (i) such Transferring Holder has full right, title and interest in and to such ROFO Securities; (ii) such Transferring Holder has all necessary power and authority and has taken all necessary actions to sell such ROFO Securities as contemplated by this Section 7.4; and (iii) such ROFO Securities are free and clear of any and all liens, encumbrances and other restrictions (other than the Transfer restrictions set forth herein, and restrictions created by any applicable federal or state securities laws).
(c)            For the avoidance of doubt, the requirements of this Section 7.4 shall only apply for so long as the transfer restrictions set forth in Section 5.05 of the Purchase Agreement are in effect.
Section 7.5.                          Call Right with Respect to Company Common Stock.
(a)            Subject to the terms and conditions set forth herein, the Company shall have the right (the "Call Right"), at any time that an Investor and its Affiliates collectively cease to own a Minimum Ownership Percentage, to acquire all, but not less than all, of the shares of Common Stock owned by such Investor and its Affiliates for the aggregate purchase price paid by such Investor and its Affiliates for such shares.  The Company may exercise the Call Right by providing an irrevocable written notice (the "Call Notice") to such Investor and its applicable Affiliates at least 30 days prior to the desired effective date of such purchase, which notice shall include (i) the number of shares of Common Stock subject to the Call Right and (ii) the aggregate purchase price to be paid for such shares.  After delivery of such notice, (x) upon the approval of the Board of Directors, the Company may request an additional capital contribution from any Investor that, together with its Affiliates, continues to collectively own a Minimum Ownership Percentage in order to fund the Call Price, (y) the Company (or its designee) shall be obligated to pay the Call Price and close on such exercise of the Call Right as soon as reasonably practicable thereafter, and (z) such Investor (and its applicable Affiliates) shall promptly Transfer the applicable shares to the Company, free and clear of any and all liens, encumbrances and other restrictions, other than the Transfer restrictions set forth herein and restrictions created by any applicable federal or state securities laws, along with any other documentation reasonably requested by the Company to effect such Transfer.
(b)            Each certificate representing shares of Common Stock, if any, shall bear substantially the following legend:
"The securities evidenced hereby are subject to a Call Right as set forth in that certain Coordination and Securityholders' Agreement, dated as of January 7, 2016, as amended, supplemented, modified or restated, from time to time (the "Securityholders' Agreement").  If such Call Right is exercised, the Company has the right (but not the obligation) to require certain holders of shares of Common Stock to tender all or a portion of their shares of Common Stock in exchange for the purchase price paid for such shares by such holders.  Upon the Company's exercise of the Call Right, all of the shares of Common Stock subject to such Call Right shall be automatically transferred to the Company, without any further action required from any other holder of shares of Common Stock."
Section 7.6.                          Permitted Transferees.  Any Permitted Transferee to which Securities are Transferred from an Investor shall be subject to the terms and conditions of, and be entitled to enforce, this Agreement to the same extent, and in the same capacity, as the Investor that Transferred such Securities to such Permitted Transferee.  Subject to the foregoing, prior to the Transfer of any Securities to any Permitted Transferee, each holder of Securities effecting such Transfer shall (a) cause such Permitted Transferee to deliver to the other Investors its written agreement, in form and substance reasonably satisfactory to such Investor, to be bound by the terms and conditions of this Agreement to the extent described in the preceding sentence and (b) remain directly liable for the performance by the Permitted Transferee of all obligations of such Permitted Transferee under this Agreement.  Each Permitted Transferee of any Investor to which Securities are Transferred shall, and such Investor shall cause such Permitted Transferee to, Transfer back to such Investor (or to another Permitted Transferee of such Investor) any Securities it owns if such Permitted Transferee ceases to be a Permitted Transferee of such Investor.
Section 7.7.                          Specific Performance.  Each party hereto acknowledges that it shall be inadequate or impossible, or both, to measure in money the damage to the other parties hereto, if any of them or any Transferee fails to comply with any of the restrictions or obligations imposed by this Article VII, that every such restriction and obligation is material, and that in the event of any such failure, the parties shall not have an adequate remedy at law or in damages.  Therefore, each party hereto consents to the issuance of an injunction or the enforcement of other equitable remedies against such party at the suit of an aggrieved party without the posting of any bond or other security, to compel specific performance of all of the terms of this Article VII and to prevent any Transfer of Securities in contravention of any terms of this Article VII, and, to the fullest extent permitted by applicable law, waives any defenses thereto, including the defenses of: (a) failure of consideration; (b) breach of any other provision of this Agreement; and (c) availability of relief in damages.
ARTICLE VIII.
 DEADLOCK
Section 8.1.                          Disputes.  If (a) a majority of the Directors are unable to reach agreement regarding any action pursuant to Section 6.1(b) hereof or (b) the Investors are unable to agree on the proper course of action with respect to any matter requiring the approval of the Investors as set forth in Article VI (each, a "Dispute"), then, upon receipt of a written request from any party, the TPG Investors, on the one hand, and the GS Investors, on the other hand, will consult and negotiate with each other in good faith to resolve the Dispute.  If the Investors are unable to resolve such Dispute, then such Dispute shall be deemed to be a "Deadlock" and either Investor may initiate the procedures set forth in Section 8.2.
Section 8.2.                          Deadlock.  If there is a Deadlock (and non-binding mediation is not sought by any party or such non-binding mediation has not resolved the applicable Dispute), the TPG Investors, on the one hand, or the GS Investors, on the other hand, shall have the right, upon delivery of written notice to the other Investors, to cause the Partnership to (a) distribute all of the ENLK Units held by the Partnership to its limited partners, (b) redeem all of the Partnership Securities owned by the Investors and (c) dissolve the Partnership, all in accordance with the Partnership Agreement.  The parties agree that the Company and the Investors will take all necessary action to cause the Partnership to effect the transactions contemplated by the preceding sentence as soon as reasonably practicable, and the parties will cooperate in good faith to ensure an orderly dissolution and winding up of the Partnership; provided, however, that the terms and provisions of this Agreement shall remain in full force and effect, including, without limitation, Articles I, VI, VII and IX.
ARTICLE IX.
 MISCELLANEOUS.
Section 9.1.                          Exculpation Among Investors. Each Investor acknowledges that it is not relying upon any Person in making its investment or decision to invest in the Partnership and ENLK.  Each Investor agrees, with respect to the other Investor, that such other Investor, together with the controlling persons, officers, directors, partners, agents, or employees of such other Investor or its Affiliates, shall not be liable to the Investor for any action heretofore taken or omitted to be taken by such other Investor in connection with its initial purchase of the Securities at the Closing.
Section 9.2.                          No Restriction on Other Investor Activities. Notwithstanding anything in this Agreement, none of the provisions of this Agreement, the Partnership Agreement, the Amended Charter or the Amended Bylaws shall in any way limit any Investor or any of its Affiliates from engaging in any brokerage, investment advisory, financial advisory, anti-raid advisory, principaling, merger advisory, financing, asset management, trading, market making, arbitrage, investment activity and other similar activities conducted in the ordinary course of business.
Section 9.3.                          No Fiduciary Duty; Investment Banking Services. The parties hereto acknowledge and agree that nothing in this Agreement, the Partnership Agreement, the Amended Charter or the Amended Bylaws shall create a fiduciary duty of any Investor or any Affiliate thereof to the Partnership or its partners by virtue of its or their status as a partner of the Partnership.  Notwithstanding anything to the contrary herein or in the Partnership Agreement or any actions or omissions by representatives of any Investor or any of its Affiliates in whatever capacity, including as a Director or as a director or observer to the board of directors of ENLK's general partner, it is understood that neither such Investor nor any of its Affiliates is acting as a financial advisor, agent or underwriter to the Partnership or any of its Affiliates or otherwise on behalf of the Partnership or any of its Affiliates unless retained to provide such services pursuant to a separate written agreement, which agreement shall itself govern the terms and conditions on which such services are provided and all related matters.
Section 9.4.                          Regulatory Proceedings. The Partnership shall keep the Investors informed, on a current basis, of any events, discussions, notices or changes with respect to any tax (other than ordinary course communications which could not reasonably be expected to be material to the Partnership), criminal or regulatory investigation or action involving the Partnership, and shall reasonably cooperate with the Investors and their respective Affiliates in an effort to avoid or mitigate any cost or regulatory consequences to them that might arise from such investigation or action (including by reviewing written submissions in advance, attending meetings with authorities and coordinating and providing assistance in meeting with regulators).
Section 9.5.                          Authority; Effect.  Each party hereto represents and warrants to and agrees with each other party that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such party and do not violate any agreement or other instrument applicable to such party or by which its assets are bound.  This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the parties hereto, or to constitute any of such parties members of a joint venture or other association.
Section 9.6.                          Notices.  Any notices, requests, demands and other communications required or permitted in this Agreement shall be effective if in writing and (i) delivered personally, (ii) sent by facsimile or e-mail, or (iii) sent by overnight courier, in each case, addressed as follows:
if to any of the TPG Investors, to:

TPG VII Egypt Holdings, L.P.
301 Commerce Street
Suite 3300
Fort Worth, TX 76102
Attention: General Counsel
Fax: (817) 871-4010
 Email: compliance@tpg.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, TX 77002
Attention:  Ryan J. Maierson
Fax:  (713) 546-5401
Email: ryan.maierson@lw.com

if to any of the GS Investors, to:
Goldman, Sachs & Co.
200 West Street, 28th Floor
New York, NY 10282
Attention:  Scott Lebovitz
Charlie Gailliot
Fax:  (212) 357-5505
Email: scott.lebovitz@gs.com; charlie.gailliot@gs.com
with a copy (which shall not constitute notice) to:
Goldman, Sachs & Co.
200 West Street
New York, NY 10282
Attention:  Deirdre Harding
Fax:  (212) 256-5392
Email: deirdre.harding@gs.com

and
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention:  Robert C. Schwenkel, Esq.
Mark H. Lucas, Esq.
Fax:  (212) 859-4000
Email: robert.schwenkel@friedfrank.com; mark.lucas@friedfrank.com

Unless otherwise specified herein, such notices or other communications shall be deemed effective (i) on the date received, if personally delivered, (ii) on the date received if delivered by facsimile or e-mail on a Business Day, or if not delivered on a Business Day, on the first Business Day thereafter and (iii) two Business Days after being sent by overnight courier.  Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.
Section 9.7.                          Remedies.  The parties to this Agreement shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder.  The parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies which may be available, each of the parties hereto shall be entitled to specific performance of the obligations of the other parties hereto and, in addition, to such other equitable remedies (including preliminary or temporary relief) as may be appropriate in the circumstances.  No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.
Section 9.8.                          Amendments.  This Agreement may not be orally amended, modified, extended or terminated, nor shall any oral waiver of any of its terms be effective. No provision of this Agreement may be amended, modified or waived in whole or in part at any time without the express written consent of both Investors.
Section 9.9.                          Termination.  This Agreement shall terminate and be of no further force and effect upon the written agreement of the TPG Investor and the GS Investor to terminate this Agreement; provided that such termination shall not release any party of any liability for any breach of this Agreement occurring prior to such termination.
Section 9.10.                          Governing Law.  This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.
Section 9.11.                          Consent to Jurisdiction.  The parties irrevocably consent to the jurisdiction and venue of the state and federal courts located in the State of Delaware in connection with any action relating to this Agreement and agree that service of summons, complaint or other process in connection with any such action may be made as set forth in Section 9.6 and that service so made shall be as effective as if personally made in the State of Delaware.  To the extent not prohibited by applicable law, each party waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding brought in the above-named courts, any claim that such party is not subject personally to the jurisdiction of such courts, that such party's property is exempt or immune from attachment or execution, that such proceeding is brought in an inconvenient forum, that the venue of such proceeding is improper, or that this Agreement or the subject matter thereof, may not be enforced in or by such courts.
Section 9.12.                          WAIVER OF JURY TRIAL.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING.  EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 9.12 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT.  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.12 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
Section 9.13.                          Merger; Binding Effect, Etc.  This Agreement, together with the Amended Charter and Amended Bylaws, constitutes the entire agreement of the parties with respect to its subject matter, supersedes all prior or contemporaneous oral or written agreements or discussions with respect to such subject matter, and shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective heirs, representatives, successors and permitted assigns.  Except as otherwise expressly provided herein, no Investor or other party hereto may assign any of its respective rights or delegate any of its respective obligations under this Agreement without the prior written consent of the other parties hereto, and any attempted assignment or delegation in violation of the foregoing shall be null and void.
Section 9.14.                          Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument.
Section 9.15.                          Severability.  In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.  The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.
Section 9.16.                          No Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement, each Investor covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member of any Investor or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Investor or any current or future member of any Investor or any current or future director, officer, employee, partner or member of any Investor or of any Affiliate or assignee thereof, as such, for any obligation of any Investor under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.
[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.
COMPANY:	ENFIELD HOLDINGS ADVISORS, INC.

	By:	/s/ Clive Bode
	Name:	Clive Bode
	Title:	Vice President

PARTNERSHIP:	ENFIELD HOLDINGS, L.P.

	By:	Enfield Holdings Advisors, Inc., its general partner

	By:	/s/ Clive Bode
	Name:	Clive Bode
	Title:	Vice President

TPG INVESTORS:	TPG VII EGYPT HOLDINGS, L.P.

	By:	TPG VII DE AIV GenPar, LP, its general partner

	By:	TPG VII DE AIV GenPar Advisors, LLC, its general partner

	By:	/s/ Clive Bode
	Name:	Clive Bode
	Title:	Vice President

TPG ADVISORS VII, INC.

	By:	/s/ Clive Bode
	Name:	Clive Bode
	Title:	Vice President

GS INVESTORS:	WSIP EGYPT HOLDINGS, LP

	By:	Broad Street Infrastructure Advisors III, L.L.C., its general partner

	By:	/s/ Scott Lebovitz
	Name:	Scott Lebovitz
	Title:	Vice President

WSEP EGYPT HOLDINGS, LP

	By:	Broad Street Energy Advisors AIV-1, L.L.C., its general partner

	By:	/s/ Scott Lebovitz
	Name:	Scott Lebovitz
	Title:	Vice President

SCHEDULE I
TPG VII Egypt Holdings, L.P.
TPG Advisors VII, Inc.
WSIP Egypt Holdings, LP
WSEP Egypt Holdings, LP